Exhibit 99.1

urban-gro, Inc. Reports Record Preliminary Full Year 2021 Results and Record Backlog Heading Into 2022

LAFAYETTE, Colo., January 5, 2022 – urban-gro, Inc. (Nasdaq: UGRO), a fully integrated architectural, engineering and cultivation systems integrator for commercial cannabis and food-focused indoor Controlled Environment Agriculture (“CEA”) facilities, today reported preliminary select financial performance for its full fiscal year ended on December 31, 2021.

Bradley Nattrass, Chairman and CEO of urban-gro commented, “2021 was an exceptional year for our organization and I’m pleased we exceeded our business and financial expectations. As we move into 2022, we are experiencing strength in our diversified global CEA markets and continue to enjoy significant momentum with both new and existing clients. Moreover, our record consolidated backlog demonstrates the execution of our growth strategies as the increase in our backlog also extends to our services business, which is performing extremely well following our accretive acquisition of 2WR+ in 2021. Further, additional benefits of these services agreements have yet to be realized as we expect significant waterfall revenue of new associated equipment contracts in 2022.”

Select Preliminary Full Year 2021 Results

urban-gro expects its preliminary and unaudited full fiscal year 2021 revenue to be approximately $62 million, which exceeds guidance of greater than $60 million provided on November 9, 2021. This implies growth of more than 140% compared to $25.8 million in fiscal year 2020.

In addition, the Company expects to finish the year with record consolidated backlog in excess of $30 million, consisting of more than $25 million in equipment and more than $5 million in service contracts.

urban-gro expects positive adjusted EBITDA for the fourth quarter 2021 with the full fiscal year 2021 to be greater than $2.2 million, which represents an improvement of more than $2.9 million from full fiscal year 2020.

2022 ICR Conference Virtual Presentation Webcast, January 10, 2022 at 9:30 am ET:

Brad Nattrass, CEO, Dick Akright, CFO, and Dan Droller, EVP of Corporate Development and Investor Relations, will host a presentation on Monday, January 10th at 9:30 am ET. A live audio webcast will be accessible in the News & Events section on the Company’s Investor Relations website at ir.urban-gro.com.

Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest expense, income tax expense or benefit, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness and extinguishment, stock-based compensation expense, and acquisition costs that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure, and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

Definitions:

Consolidated backlog is defined as unrealized revenue represented by contractually committed equipment or service orders with deposits received.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems company for commercial cannabis and food-focused indoor Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the company's expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2021. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Investor Contacts:

Dan Droller - urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

720.730.8160

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303.618.5080

stan@themaverickpr.com